EXHIBIT 99

Press Release

Dragon Pharma Announces Record Annual Financial Results For 2008

Sales increased 77% to $152 million and

Net income increased 173% to $6.82 million (or $0.10 EPS)

Vancouver, Canada - March 31, 2009 - Dragon Pharmaceutical Inc. ("Dragon Pharma" or the "Company" TSX: DDD; OTCBB: DRUG; BBSE: DRP), a leading international pharmaceutical company, today announced its financial results for the fiscal year ended December 31, 2008.

Financial Summary for the years ended December 31, 2008 and 2007

(in US$’000 except EPS)	2008	2007	% Increase
Total Sales	$151,947	$85,782	77%
Gross Profit	$24,547	$17,792	38%
Net Income	$6,824	$2,501	173%
Basic and Diluted EPS	$0.10	$0.04	150%

2008 Full-Year Financial Highlights (versus 2007):

▪	Sales increased 77% to $151.95 million from $85.78 million
▪	Cephalosporin Division’s sales increased 51% to $103.78 million from $68.75 million
▪	Penicillin Division’s sales increased 183% to $48.17 million from $17.03 million
▪	Gross profit increased 38% to $24.55 million from $17.79 million
▪	Total operating expenses lowered to 9.8% of total sales compared to 12.7%
▪	Net income increased substantially to $6.82 million, up 173% from $2.5 million
▪	Comprehensive income increased 87% to $10.01 million, which included a gain on foreign currency translation of $3.18 million
▪	Basic and diluted net earnings were $0.10 per share, up 150% from $0.04 per share
▪	Net cash from operating activities increased to $15.79 million from $2.82 million

2008 Full-Year Operational Highlights:

▪

Business realigned into two divisions, Penicillin and Cephalosporin, to better reflect the Company’s strategy to become a leading vertically integrated manufacturer and distributor of a broad line of high-quality antibiotics

▪	Annual production capacity increased 56% for Clavulanic Acid and 30% for 7-ACA
▪	Market-leading position for Clavulanic Acid further enhanced in both the Chinese and emerging markets outside of China; sales increased to 61 tons from 39 tons
▪	All 7-ACA production lines successfully converted to environmentally friendly enzymatic technology; further lowered production costs and capital investments in environment regulatory compliance
▪	Obtained two GMP certifications from the Chinese Sate Food and Drug Administration (“SFDA”) for the production of Cephalosporin sterilized bulk drug, and Cefalexin and Cefadroxil
▪	Three new antibiotics, Ceftazidime, Cefalexin and Cefadroxil, were successfully launched in the Chinese market in early 2008
▪	Sales of Cephalosporin formulation drugs increased 131%, mainly driven by the accelerated healthcare reform and effective marketing strategies in China
▪	7-ACA and Clavulanic Acid production optimized through a facility and equipment overhaul focusing on industrial boilers, and water circulation and power distribution systems

Results for the Year Ended December 31, 2008:

Total sales reached $151.95 million, an increase of 77% from $85.78 million in 2007.

Sales from the Penicillin Division increased 183% to $48.17 million and accounted for 32% of total sales for the full year 2008. Mainly due to the strong performance of Clavulanic Acid and contribution from newly introduced Cefalexin and Cefadrozil in the Chinese market, sales from the domestic and international markets for the Penicillin Division increased 338% and 47% respectively. Dragon is a dominant market leader of Clavulanic Acid in China and one of the largest suppliers in emerging markets. During the year, the Company further expanded its customer base and increased sales quantity by 56% to 61 tons from 39 tons in 2007. Gross margin of Clavulanic Acid increased to 31% compared to 26% in 2007 due to greater production scale and continued improvements in fermentation technology.

Sales from the Cephalosporin Division increased 51% to $103.78 million and accounted for 68% of total revenues for 2008. During the year, the Company further strengthened its leading position as the third largest producer and largest exporter of 7-ACA in China and sold 522 tons in the Chinese and Indian markets. All 7-ACA production lines have been successfully converted into environmentally friendly enzymatic technology which further lowered production costs and reduced capital investments in environment regulatory compliance. Sales of 7-ACA in 2008 were slightly lower than sales in 2007 due primarily to an increased in-house usage of 7-ACA to produce downstream Cephalosporin API and formulation drugs as well as the lower production volume resulting from the production facility overhaul in August 2008.

Primarily driven by the accelerated healthcare reform and further market share expansion in rural areas in China, Cephalosporin formulation drugs generated record sales of $39 million with significant margin improvement. Sales volume increased 98% to 210 million units in 2008 compared to 106 million units in 2007.

Total operating expenses for the year-end were $14.9 million, up from $10.93 million in 2007. The overall increase year-over-year was primarily due to the increased sales in both divisions as well as a $1.45 million of expense specifically related to the scheduled periodic overhaul in the August 2008. However, as a percentage of total sales, operating expenses declined year-over-year to 9.8% from 12.7% in 2007.

The Company generated a record $6.82 million net income, up 173% from $2.5 million in 2007, primarily driven by substantial sales growth, more efficient production as well as improved margins for all products in both divisions. Net earnings per share (basic and diluted) increased 150% to $0.10 from $0.04 in 2007.

“Dragon Pharma has delivered another year of strong results for 2008,” said Dragon Pharma’s Chairman and CEO, Mr. Yanlin Han. “In spite of the global economic downturn, our results consistently showed success in what we set out to do: grow revenue, improve margins, expand the product portfolio and strengthen our long term cooperation with key customers.”

“The Chinese antibiotic market has been growing at 24% in the past few years. On January 21, 2009, the Chinese State Council passed a long awaited medical reform plan which promised to spend approximately US$123 billion by 2011 to provide universal medical service and reimbursement of basic drug expense to the country’s 1.3 billion population, including an additional 700 million people who will receive such coverage and basic drug expense reimbursement for the first time. As both our bulk intermediate/API and downstream formulation businesses are likely to be benefited from such a strong industry growth driver, we see significant opportunities for further expansion of our leadership in the antibiotic industry

Email Subscription Function on Dragon’s Website

In order to enhance the communication with existing shareholders and prospective investors, Dragon offers an email subscription function on its investor page so all the interested parties may be apprised of the Company’s press releases, SEC filings, and investor presentations.

Please visit http://www.dragonpharma.com/Channel/77164 and complete the form on the web page.

About Dragon Pharmaceutical Inc.

Dragon Pharmaceutical, headquartered in Vancouver, Canada, is a leading manufacturer and distributor of a broad line of high-quality antibiotic products including 7-ACA, a key intermediate to produce cephalosporin antibiotics, Clavulanic Acid, and formulated cephalosporin antibiotic drugs. Dragon is the third largest 7-ACA producer and the first manufacturer and market leader of Clavulanic Acid products in China. Dragon utilizes its nationwide sales distribution network, close customer relationships, understanding of local markets and customer needs and low cost structure to outperform its international and domestic peers. With an annual capacity of 780 tons, Dragon is the largest exporter of 7-ACA in China. To learn more about Dragon Pharmaceutical Inc., please visit

www.dragonpharma.com.

Safe Harbor Statement

This press release contains forward looking statements, including but not limited to, that the Company will continue to experience growth in sales of its antibiotic products, including growth that may be attributed to adoption of the Chinese medical reform plan, that it will continue to be able to improve its production technology and efficiency, that it will continue to achieve continuous growth in business and profitability in the near future. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward looking statements. Readers should not place undue reliance on forward looking statements, which only reflect the views of management as of the date hereof. The Company does not undertake the obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances. Readers should carefully review the risk factors and other factors described in its periodic reports filed with the Securities and Exchange Commission.

FOR MORE INFORMATION, PLEASE CONTACT:

Dragon Pharmaceutical Inc. :

Maggie Deng, Chief Operating Officer

Karen Huang, Manager, Business Research & Development

Telephone: +1(604) 669 8817

North America Toll Free: 1 (877) 388 3784

Email:ir@dragonpharma.com

Website: http://www.dragonpharma.com

Christensen Investor Relations :

Kathy Li

Telephone: +1 (480) 614 3036

Email: kli@christensenir.com